Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, March 17, 2008

eOn Communications Reports Second Quarter Results

SAN JOSE, CA (March 17, 2008) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today reported second quarter fiscal 2008 results.

Net loss for the quarter was $999,000, or ($0.07) per common share, compared to a net loss of $1,015,000, or $(0.07) per common share in the quarter ended January 31, 2007. The loss for this quarter included $59,000 from discontinued operations. Revenue for the quarter was $1,480,000 (including related party revenue of $88,000) compared to $1,487,000 (including related party revenue of $168,000) for the quarter ended January 31, 2007.

Net loss for the six months was $1,910,000 or ($0.14) per common share, compared to a net loss of $975,000 or ($0.07) per common share for the six months ended January 31, 2007. The net loss for the six months ended January 31, 2008 included a loss from discontinued operations of $577,000 or ($0.04) per common share. Revenue for the six months was $3,876,000 (including related party revenue of $216,000) a decrease of 8% compared to $4,195,000 (including related party revenue of $168,000) for the six months ended January 31, 2007.

Cash, cash equivalents and marketable securities decreased 50% to $2,826,000 from $5,656,000 as of July 31, 2007 primarily as a result of funding operating losses for the six month period and the $900,000 investment in the Symbio Group.

“We are very disappointed with these results and have begun restructuring to improve the Company’s performance and return us to profitability,” stated David Lee, eOn’s chairman and chief executive officer. “We will be hosting a conference call in April to address Company operations, growth plans and the prospective merger with Cortelco.”

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

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Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

Unaudited

	Three Months Ended January 31,		Six Months Ended January 31,
	2008	2007	2008	2007
REVENUE
Third party revenue	$1,392	$1,319	$3,660	$4,027
Related party revenue	88	168	216	168

Net revenue	1,480	1,487	3,876	4,195

COST OF REVENUE
Third party cost of revenue	576	514	1,468	1,457
Related party cost of revenue	80	156	200	156

Cost of revenue	656	670	1,668	1,613

Gross profit	824	817	2,208	2,582

OPERATING EXPENSE
Selling, general and administrative	1,107	1,120	2,147	2,177
Research and development	680	768	1,437	1,510
Other expense	11	24	37	30

Total operating expense	1,798	1,912	3,621	3,717

Loss from continuing operations	(974)	(1,095)	(1,413)	(1,135)

Interest income	34	80	80	160

(Loss) income from continuing operations before income taxes	(940)	(1,015)	(1,333)	(975)

Income tax expense	—	—	—	—

(Loss) income from continuing operations after income taxes	(940)	(1,015)	(1,333)	(975)

DISCONTINUED OPERATIONS
Loss from discontinued operations, net of tax of $0	(59)	—	(577)	—

Loss from discontinued operations	(59)	—	(577)	—

Net (loss) income	$(999)	$(1,015)	$(1,910)	$(975)

COMPREHENSIVE INCOME (LOSS)
Net (loss) income	$(999)	$(1,015)	$(1,910)	$(975)
Foreign currency translation adjustment	27	—	65	—

Comprehensive (loss) income	$(972)	$(1,015)	$(1,845)	$(975)

Weighted average shares outstanding – basic and diluted	13,588	13,552	13,584	13,549

Basic and diluted (loss) income per share:
From continuing operations after income taxes	$(0.07)	$(0.07)	$(0.10)	$(0.07)
From discontinued operations, net of tax	—	—	(0.04)	—

Basic and diluted (loss) income per share	$(0.07)	$(0.07)	$(0.14)	$(0.07)

eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	January 31, 2008	July 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$926	$2,256
Marketable securities	1,900	3,400
Trade accounts receivable, net of allowance of $667 and $694, respectively	949	1,781
Trade accounts receivable – related party	83	117
Inventories	2,833	2,348
Prepaid and other current assets	310	118
Current assets of discontinued operations	—	119

Total current assets	7,001	10,139

Property and equipment, net	339	298
Intangibles, net	293	334
Investments	1,200	300
Non-current assets of discontinued operations	73	135

Total assets	$8,906	$11,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$255	$432
Trade accounts payable – related party	94	337
Accrued expenses and other	1,006	1,205
Current liabilities of discontinued operations	40	16

Total current liabilities	1,395	1,990

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $0.001 par value (50,000,000 shares authorized, 14,343,194 and 14,247,029 shares issued, respectively)	14	14
Additional paid-in capital	55,909	55,769
Treasury stock, at cost (676,900 shares)	(1,502)	(1,502)
Accumulated deficit	(46,975)	(45,065)
Accumulated other comprehensive income	65	—

Total stockholders’ equity	7,511	9,216

Total liabilities and stockholders’ equity	$8,906	$11,206

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